Exhibit 2
Form SB-2
e Nutrition, Inc.

                            DEAN HELLER
                        Secretary of State
                 101 North Carson Street, Suite 3
                  Carson City, Nevada 89701-4786
                          (775) 584-5708

       Certificate of Amendment to Articles of Incorporation
                  For Nevada Profit Corporations
   (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                      - Remit in Duplicate -

1. Name of corporation: Zacman Enterprises Inc. (File number 5577-
1996)

2. The articles have been amended as follows (provide article numbers, if available):

     Article I - Company Name

     The company name has been changed to: e Nutrition, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power. or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of ft amendment is; 100%.*

4- Signatures (Required)

/s/ David N. Nemelka                         /s/ David N. Nemelka
President  or Vice President        and       Secretary  or  Asst.
Secretary

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then to amendment must be approved by the vote. in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions, on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

                                E-6
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